Exhibit 21.1


                           Subsidiaries of Registrant


                             Boole & Babbage, Europe

                      Boole & Babbage, Australasia Pty Ltd.

                              Boole & Babbage a.s.

                        Joint Systems & Technology, Inc.

                              MAXM Systems Limited

                       MAXM Systems Corporation of Canada

                       MAXM Systems Corporation of Germany

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